INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
FOR THE THIRD QUARTER OF 2004

St. Louis, Missouri, September 8, 2004 – Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the third quarter of 2004.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Company-wide, our incoming orders were modestly positive in July on a year-over-year basis and essentially flat in August. We are encouraged by the continuing strength of orders at the upper price companies (Thomasville, Drexel Heritage, Henredon and Maitland-Smith), but we continue to sense caution among consumers at the middle price points (Broyhill and Lane), as high oil prices and uncertainties in the job markets are appearing to affect overall confidence.

“The Labor Day weekend is a large promotional event at retail and is generally a good gauge of consumer attitudes as we enter the important fall selling season. The reports we have from the retailers for the Labor Day weekend were mixed. Except for the Southeast, which was negatively affected by adverse weather over the weekend, we found no consistent patterns either regionally or among retailers within a given region. Overall, the Labor Day business matched our incoming order trends – modestly positive on a year-over-year basis but with no major surprises.”

Mr. Holliman concluded, “We currently estimate our third quarter earnings per share will be in the $0.36 to $0.38 range, the upper end of the range given at the end of July. We will report the actual results of the third quarter on October 27, 2004.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.